UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): November 1, 2004

TERREMARK WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12475	52-1981922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 S. Bayshore Drive
Miami, Florida 33133

(Address of principal executive office)

Registrant’s telephone number, including area code (305) 856-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

     As more fully discussed below in Item 4.02, on November 3, 2004, Terremark Worldwide, Inc. (“Terremark” or the “Company”) issued a press release announcing that the previously issued financial statements contained in its Form 10-Q for the period ended June 30, 2004 should not be relied upon because certain estimates used in the preparation of those financial statements were not appropriate and that those financial statements would be restated to make the necessary accounting adjustments.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     In June 2004, Terremark sold $86.25 million in aggregate principal amount of 9% Senior Convertible Notes due June 15, 2009 (the “Senior Notes”), to qualified institutional buyers. The Senior Notes are convertible at the option of the holders, at $1.25 per share. The Senior Notes contain embedded derivatives, which are required to be accounted for separately from the debt, relating to the conversion option, including an early conversion incentive, a dividend participation feature and, upon registration of the Senior Notes, a make whole premium due upon a change in control.

     We estimated that the embedded derivatives had an initial fair value at the date of issuance of approximately $16.1 million and a June 30, 2004 estimated fair value of approximately $12.6 million, resulting primarily from the conversion option. The change of approximately $3.5 million in the estimated fair value of the embedded derivative between the date of issuance and June 30, 2004 was recognized as other income in the three months ended June 30, 2004. As a result of the bifurcation of the embedded derivatives from the Senior Notes, the approximate carrying value of the debt component of the Senior Notes at issuance was approximately $70.3 million. The difference between the face value of the Senior Notes of $86.25 million and their carrying value is accreted to interest expense under the effective interest rate method over the life of the Senior Notes.

     In the previously filed June 30, 2004 financial statements, we incorrectly used a volatility (relative rate at which the price of our stock moves up and down) of 17% as an input in estimating the fair value of the embedded derivatives. A third party valuation subsequently concluded that, because the Senior Notes are not actively traded and we were not able to find other comparable market data, we do not have sufficient quantitative and qualitative market data to support the volatility assumption used in our initial valuation. Therefore, until such a market develops for our Senior Notes or we are able to find comparable market data, we must use a theoretical model to estimate the value of the embedded derivatives based on the historical volatility of 80% over the past year.

     On November 1, 2004, our Audit Committee, upon the recommendation of management, concluded that the previously issued financial statements contained in our 10-Q for the quarter ended June 30, 2004, should not be relied upon because the financial statement impact of the change in the estimated fair value of the embedded derivatives was material to warrant the

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restatement of those financial statements. The restatement corrects the error resulting from the use of an inappropriate volatility assumption in the original valuation of the embedded derivatives required to be accounted for separately in the financial statements for the quarter ended June 30, 2004, and therefore, the estimated fair value of the embedded derivatives at both the date of issuance and at period-end and the resulting adjustments to other income. We also corrected the accretion of the difference between the face value of the Senior Notes of $86.25 million and their restated carrying value to interest expense under the effective interest rate method over the life of the Senior Notes.

     On November 3, 2004, we issued the press release attached to this Form 8-K as exhibit 99.1, referring to the restatement and certain disclosures made in this Item 4.02.

     The following summarizes the restatement for the quarter ended June 30, 2004 (in thousands):

	As reported	Adjustments	As restated
Total assets	109,712		109,712

Current liabilities	13,154	45	13,199
Convertible debt	70,265	(19,320)	50,945
Derivatives embedded within convertible debt	12,593	19,587	32,180
Other long-term liabilities	14,833		14,833

Total liabilities	110,845	312	111,157

Minority Interest	1,596		1,596
Stockholder’s deficit	(2,729)	(312)	(3,041)

Total liabilities and equity	109,712	—	109,712

Loss from operations	(4,356)		(4,356)
Change in estimated fair value of derivatives	3,503	(199)	3,304
Interest expense	(2,871)	(113)	(2,984)
Other income/expenses	3,459		3,459

Net loss	(265)	(312)	(577)

     We will be filing an amendment to our Form 10-Q for the quarter ended June 30, 2004 to reflect the restatement.

Exhibit
No.	Document
99.1	Press Release dated November 3, 2004

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERREMARK WORLDWIDE, INC.
Date: November 3, 2004	By:	/s/ Jose Segrera
		Name:	Jose Segrera
		Title:	Chief Financial Officer

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Index to Exhibits

Exhibit No.	Exhibit Title
99.1	Press Release dated November 3, 2004

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